Boyle CPA, LLC

Certified Public Accountants & Consultants

November 13, 2020

The Board of Directors
Ameritrust Corporation
(formerly Gryphon Resources, Inc.)
3512 Desert Mesa Road
Roanoke, TX 76262

Effective November 13, 2020, Boyle CPA, LLC is resigning as the independent registered public accounting firm of Ameritrust Corporation (formerly Gryphon Resources, Inc.). It has been a pleasure working with the Company and we wish the Company best regards moving forward.

Very truly yours,

Boyle CPA, LLC

361 Hopedale Drive SE
Bayville, NJ 08721

P (732) 822-4427
F (732) 510-0665